Exhibit 10.1

STRICTLY CONFIDENTIAL

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the 22nd day of October, 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (“Seaport”), Redwood Holdco, LP, a Delaware limited partnership (“Seller”), and each of the Persons listed on Schedule A hereto and any additional Person that becomes a party to this Agreement in accordance with Section 7.18 hereof.

RECITALS

WHEREAS, Seaport is party to that certain Business Combination Agreement, dated as of May 16, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among Seaport, Seller, Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood”) and Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) the Merger Sub will merge with and into Redwood (the “Merger”), with Redwood surviving the Merger as a wholly owned subsidiary (the “Surviving Company”) of Seaport, by virtue of the Merger, former stockholders of Seaport and former unitholders of Redwood will receive newly issued shares of Acquiror Common Stock and (ii) following the consummation of the Merger, Seaport will be renamed “Redbox Automated Retail” (Seaport following the consummation of the Merger, the “Company.”) (Terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement);

WHEREAS, as a result of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Seller Stockholder (as defined below) and the Sponsor Stockholder (as defined below) will become a stockholder of the Company; and

WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement, to be effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Definitions. For purposes of this Agreement:

1.1              “Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided, that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor Stockholder and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Stockholder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Stockholder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2              “Apollo Funds” shall mean Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

1.3              “Bylaws” shall mean the Bylaws of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.4              “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.5              “Company Confidential Information” means any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.

1.6              “Company Shares” shall mean the Acquiror Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Acquiror Common Stock, including options and warrants.

1.7              “Director” shall mean a member of the Company Board.

1.8              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9              “Fall Away Event” shall mean the date on which the Percentage Interest of the HPS Stockholder falls below fifty percent (50%) of the Percentage Interest of the HPS Stockholder as of immediately following the Closing.

1.10          “HPS Director” shall mean an individual elected as a Director to the Company Board that has been nominated or appointed by the HPS Stockholder pursuant to this Agreement.

1.11          “HPS Stockholder” shall mean HPS Investment Partners, LLC together with its successors and any Permitted Transferee thereof.

1.12          “Initial Sponsor Shares” shall mean the aggregate number of Company Shares beneficially owned by the Sponsor Stockholder immediately following the Closing.

1.13          “Investor Director” shall mean any of the Seller Directors, the Sponsor Directors and the HPS Director.

1.14          “Investor Stockholder” shall mean any of the Seller Stockholder, the Sponsor Stockholder and the HPS Stockholder

1.15          “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and do not conflict with the terms of this Agreement) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (iii) executing agreements and instruments, (iv) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.

1.16          “Percentage Interest” shall mean, with respect to any Investor Stockholder at any time, the percentage reflecting the share of such Investor Stockholder’s economic interest in the aggregate issued and outstanding Company Shares.

1.17          “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate, direct or indirect limited partner, direct or indirect member or direct or indirect stockholder of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Investor Stockholder or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares; provided, however, that “Permitted Transferee” with respect to the HPS Stockholder shall have the meaning ascribed to the term “HPS Permitted Transferee” in that certain Amended and Restated Investor Rights Agreement, dated as of February 22, 2021, by and among Outerwall Holdings, LLC, Sponsor and each of the Holders that are parties thereto.

1.18          “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.19          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.20          “Seller Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Seller Stockholder pursuant to this Agreement.

1.21          “Seller Stockholder” shall mean the Seller together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.

1.22          “Sponsor Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Sponsor Stockholder pursuant to this Agreement.

1.23          “Sponsor Stockholder” shall mean Seaport Global SPAC, LLC together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.

2.                  Company Board.

2.1              Each Director of the Company shall serve for the time periods set forth in the Certificate of Incorporation or Bylaws. Without limiting the Seller Stockholder’s or the Sponsor Stockholder’s rights pursuant to this Section 2, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement.

2.2              Subject to the terms and conditions of this Agreement, from and after the Closing:

(a)               for so long as the Percentage Interest of the Seller Stockholder is (i) at least thirty five percent (35%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board four (4) Directors (at least one of which shall be Independent); (ii) at least twenty-five percent (25%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board three (3) Directors (at least one of which shall be Independent); (iii) at least fifteen percent (15%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent); and (iv) at least five percent (5%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) through (iv), a “Seller Nominee” and any Seller Nominee that is elected as a Director, a “Seller Director”). No delay by the Seller Stockholder in nominating its Seller Nominee pursuant to this Section 2.2(a) shall impair its right to subsequently nominate its Seller Nominees pursuant to this Section 2.2(a). In the event that the Seller Stockholder has nominated less than the total number of nominees the Seller Stockholder shall be entitled to nominate pursuant to this Section 2.2(a), the Seller Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the Seller Stockholder to nominate and effect the election or appointment of such additional individuals;

(b)               for so long as the Sponsor Stockholder beneficially owns, in the aggregate, a number of Company Shares equal to or greater than (i) seventy five percent (75%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent) and (ii) fifty percent (50%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) and (ii), a “Sponsor Nominee.”) In the event that the Sponsor Stockholder has nominated less than the total number of nominees the Sponsor Stockholder shall be entitled to nominate pursuant to this Section 2.2(b), the Sponsor Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action to enable the Sponsor Stockholder to nominate and effect the election or appointment of such additional individuals; and

(c)               (i) for so long as the Percentage Interest of the HPS Stockholder is at least fifty percent (50%) of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee a “HPS Director Nominee”), and (ii) until the occurrence of the later of (A) the Termination Date (as defined in the Credit Agreement, dated October 20, 2017, by and among Redwood Intermediate LLC, Redbox Automated Retail, LLC, HPS Investment Partners, LLC, in its capacity as Administrative Agent, and each of the Lenders party thereto, as amended) and (B) following the Fall Away Event, the date on which the Percentage Interest of the HPS Stockholder falls below twenty five percent (25%) of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder shall have the right, but not the obligation, to designate one (1) non-voting observer to the Company Board who is reasonably satisfactory to the Company (any such designee, a “HPS Board Observer”). The HPS Board Observer shall be invited to attend all meetings of the Company Board and any committee of the Company Board. The Company shall provide to the HPS Board Observer copies of all documents, including notices, board books, minutes, resolutions, consents and other materials, pertaining to any meeting of the Company Board or, as the case may be, committee of the Company Board that are provided to members of the Company Board or such committee and shall provide such materials at substantially the same time as they are provided to members of the Company Board. The Company reserves the right to withhold any information and to exclude such HPS Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. The HPS Board Observer shall not have the right to vote on any matter and the attendance of the HPS Board Observer shall not be required for purposes of taking any action at any meeting of the Company Board or for determining the existence of a quorum. Additionally, at its option, the HPS Stockholder shall have the right to direct that the HPS Director Nominee be appointed as a director or manager, or equivalent, at any subsidiary of the Company, that has a board of directors or board of managers. No delay by the HPS Stockholder in nominating its HPS Director Nominee or designating its HPS Board Observer pursuant to this Section 2.2(c) shall impair its right to subsequently nominate its HPS Director Nominee or designate its HPS Board Observer pursuant to this Section 2.2(c). In the event that the HPS Stockholder has nominated or designated, as applicable, less than the total number of nominees or designees, as applicable, the HPS Stockholder shall be entitled to nominate or designate, as applicable, pursuant to this Section 2.2(c), the HPS Stockholder shall have the right, at any time, to nominate or designate, as applicable, such additional nominees or designees, as applicable, to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the HPS Stockholder to nominate and effect the election, designation or appointment of such additional individuals.

2.3              Chairman. The chairman of the Board (the “Chairman”) shall preside over all meetings of the Board. For long as the Seller Stockholder has the right to nominate for election to the Company Board at least two (2) Directors in accordance with Section 2.2(a), the Seller Stockholder shall have the right, but not the obligation, to determine the Director who shall serve as the Chairman.

2.4              Nominating and Corporate Governance Committee. The Company Board shall designate a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) to, among other things and subject to applicable provisions of law, (a) identify individuals qualified to become Directors, consistent with criteria approved by the Company Board, (b) recommend to the Company Board for approval Director nominees, consistent with the Company’s Director qualifications criteria and any other obligations under the Company’s contractual arrangements (including, but not limited to, this Agreement), (c) develop and recommend to the Company Board for approval corporate governance guidelines applicable to the Company and (d) oversee the evaluation of the Company Board. Subject to applicable law and any other law, rule or regulation applicable to the Company (including the rules and regulations of any securities exchange on the which the Company Shares are listed), the majority of the members of the Nominating and Corporate Governance Committee shall consist of Seller Directors for so long as the Seller Stockholder has the right to nominate for election to the Company Board at least one Director in accordance with Section 2.2(a).

2.5              Removal; Resignation. Subject to the Certificate of Incorporation, an Investor Director may be removed from the Company Board only upon the written request of the Investor Stockholder entitled to nominate such individual pursuant to Section 2.2. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to nominate an Investor Director hereunder notifies the Company that such Investor Stockholder desires to remove such Investor Director previously nominated by such Investor Stockholder, with or without cause, then such Director shall be removed from the Company Board and the parties shall take all Necessary Action to cause such removal of such Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.

2.6              Vacancies. In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, each party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual designated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 2.2, designated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.

2.7              Expenses; Indemnification; Insurance.

(a)               The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses.

(b)               For so long as an Investor Director is serving as a Director, (i) the Company shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(c)               The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

2.8            Further Actions.

(a)               The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals so designated in accordance with the provisions of this Article 2 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing directors the persons nominated pursuant to this Section 2 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such Nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.

(b)               Each Investor Stockholder hereby agrees to take all Necessary Action to, and to vote all Company Shares owned or held of record by such Investor Stockholder at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Company Board to the Company’s stockholders for each election of Directors, including the Nominees designated in accordance with this Article 2, and to otherwise effect the intent of the provisions of this Article 2.

2.9              Restrictions on Other Agreements. No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Stockholders that are not parties to this Agreement or otherwise).

3.                [Intentionally Omitted].

4.                Certain Other Agreements.

4.1              Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles, subject to Section 4.3 hereof. For each of the Seller Stockholder and the Sponsor Stockholder, (a) in the case of the Seller Stockholder, for so long as the Seller Stockholder has the right to nominate a Seller Nominee, and (b) in the case of the Sponsor Stockholder, for so long as the Sponsor Stockholder has the right to nominate a Sponsor Nominee, the Company shall, and shall cause its Subsidiaries to, (A) permit the Seller Stockholder or the Sponsor Stockholder, as applicable, and, in each case, its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (B) upon the written request of the Seller Stockholder or the Sponsor Stockholder, provide the Seller Stockholder or the Sponsor Stockholder, as applicable, in addition to other information that might be reasonably requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, from time to time, (i) direct access to the Company’s auditors and officers, (ii) quarter-end reports to be provided within 45 days after the end of each quarter, (iii) copies of all materials provided to the Company Board (or committee of the Company Board) at the same time as provided to the Directors (or members of a committee of the Company Board), (iv) access to appropriate officers and Directors of the Company and its Subsidiaries at such times as may be requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, as the case may be, for consultation with the Seller Stockholder or the Sponsor Stockholder, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (v) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Certificate of Incorporation or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Seller Stockholder or the Sponsor Stockholder, as applicable, with the right to consult with the Company and its Subsidiaries with respect to such actions, (vi) flash data to be provided within ten days after the end of each quarter and (vii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 4.1, the “Information”); provided, that each of the Seller Stockholder and the Sponsor Stockholder may waive, in their sole discretion, in whole or in part, any right to receive all or any portion of the Information contemplated by this Section 4.1 at any time. The Company agrees to consider, in good faith, the recommendations of the Seller Stockholder or the Sponsor Stockholder in connection with the matters on which the Company is consulted as described above. Subject to Section 4.2, any Affiliate of the Seller Stockholder or the Sponsor Stockholder (and any party receiving Information from the Seller Stockholder or the Sponsor Stockholder) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 4.3, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Seller Stockholder and the Sponsor Stockholder without the loss of any such privilege.

4.2              Sharing of Information. Individuals associated with each of the Seller Stockholder and the Sponsor Stockholder may from time to time serve on the Company Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive non-public information concerning the Company and its Subsidiaries and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4.3) share such information with other individuals associated with the Seller Stockholder and the Sponsor Stockholder, as applicable. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Seller Stockholder and the Sponsor Stockholder, as applicable, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

4.3              Confidential Information.

(a)               Confidentiality Obligation. Each of the Seller Stockholder and the Sponsor Stockholder agrees that all Company Confidential Information is proprietary and confidential to the Company. The (x) Sponsor Stockholder (on behalf of itself, its Affiliates and its Representatives) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever and (y) the Seller Stockholder (on behalf of itself, its Affiliates and its Representatives) (the Sponsor Stockholder in clause (x) and the Seller Stockholder in clause (y), the “Receiving Party”) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever, except, in the case of each of clauses (x) and (y):

(i)	to authorized representatives and employees of the Company or its Subsidiaries and as otherwise is proper in the course of performing the Receiving Party’s obligations hereunder or under any other agreement between such Receiving Party and the Company or its Subsidiaries, or as a member of the board of directors of any of the foregoing for the purpose of discharging such member’s fiduciary or other duties to the Company or its Subsidiaries, provided such member acts in good faith and in a manner such member reasonably believes to be in the best interests of the Company or its Subsidiaries;

(ii)	as part of such Receiving Party’s bona fide reporting or review procedures, or in connection with such Receiving Party’s or its Affiliates’ bona fide fund raising or marketing (subject to the recipients thereof being bound by substantially similar confidentiality obligations and use restrictions as set forth herein);

(iii)	in accordance with Section 4.2;

(iv)	to such Receiving Party’s (or any of its Affiliates’) general partners, partners, managing directors, managers, officers, directors, employees, principals, Representatives, agents, auditors, attorneys or other advisors on a “need to know” basis; provided, that the Receiving Party shall notify such Persons of the confidential nature of such Company Confidential Information and its obligations hereunder and instruct such Persons to abide by the confidentiality and use restrictions set forth herein applicable to such Persons (unless such Persons are otherwise already bound by a duty of confidentiality to such Receiving Party),

(v)	to any bona fide prospective purchaser of the Receiving Party or assets of the Receiving Party or its Affiliates or the Company Shares held by such Investor Stockholder, or bona fide prospective merger partner of such Receiving Party or its Affiliates; provided, that such bona fide prospective purchaser or bona fide prospective merger partner agrees to be bound by the provisions of this Section 4.3;

(vi)	in connection with the performance of any party’s obligations under this Agreement; or

(vii)	as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (including as part of any governmental or regulatory investigation or review, or to comply with SEC rules or regulations); provided, that the Receiving Party required to make such disclosure shall, to the extent legally permissible, provide to the Company and the Seller Stockholder prompt written notice of any such requirement and shall cooperate with the Company and the Seller Stockholder in seeking a protective order or other appropriate remedy, to the extent applicable.

(b)               Compliance of and Liability for Affiliates and Representatives. Each of the Seller Stockholder and the Sponsor Stockholder shall cause their respective Affiliates to abide by and comply with the provisions of this Section 4.3. The Sponsor Stockholder shall with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives, for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives. The Seller Stockholder shall, with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Seller Stockholder, its Affiliates, and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 4.3 shall survive the termination of this Agreement and shall continue in effect forthwith. Notwithstanding the foregoing, no Person (including any investment fund managed by the Receiving Party or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be a Representative of the Receiving Party for purposes of this Section 4.3 or have any obligation hereunder unless such Person actually receives Company Confidential Information, from, or on behalf of, the Receiving Party. Further, no Affiliate or portfolio company of the Receiving Party shall be deemed to be a Representative hereunder for purposes of this Section 4.3 solely due to the fact that one of the Receiving Party’s employees who has received or had access to Company Confidential, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information, to the other directors, officers or employees of such Affiliate or portfolio company.

(c)               For purposes of this Section 4.3, “Company Confidential Information” shall not include, with respect to any Person, information: (A) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives, (B) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (C) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof or (D) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.

5.                  Consent to Certain Actions.

5.1              Subject to the provisions of Section 5.2, and in addition to any other consent or approval that may be required under the Second Amended and Restated Limited Liability Company Agreement of Outerwall Holdings, LLC, dated as of February 22, 2021 (as amended) and the Second Amended and Restated Limited Liability Company Agreement of Redwood Holdco GP, LLC, dated as of February 22, 2021 (as amended), without the prior written approval of Seller Stockholder, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:

(a)               amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that disproportionately adversely affects Seller Stockholder relative to other Investor Stockholders;

(b)               issue additional equity interests of the Company or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan, (B) any award under an equity compensation plan approved by a majority of the Seller Nominees, or (C) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(c)               make any payment or declaration of any dividend or other distribution on any shares of Company Shares or entering into any recapitalization transaction, the primary purpose of which is to pay a dividend;

(d)               merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a “Change of Control” (or similar term) as defined in the Company’s or its Subsidiaries’ principal credit facilities or note indentures (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);

(e)               other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $10,000,000.00 in any single transaction, or an aggregate amount of $20,000,000.00 in any series of transactions during a calendar year;

(f)                undertake any liquidation, dissolution or winding up of the Company;

(g)               incur financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $10,000,000.00, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date hereof or otherwise approved by the Seller Stockholder;

(h)               terminate the Chief Executive Officer, the Chief Operating Officer or the Chief Strategy Officer of the Company or designate any new Chief Executive Officer, Chief Operating Officer or Chief Strategy Officer of the Company;

(i)                 effect any material change in the nature of the business of the Company or any Subsidiary, taken as a whole; or

(j)                 change the size of the Company Board.

5.2              The approval rights set forth in Section 5.1 shall terminate at such time as Seller Stockholder no longer beneficially owns, in the aggregate, at least thirty three percent (33%) of the outstanding Company Shares.

6.                  Notices. In the event a notice or other document is required to be sent hereunder to the Company, to the Seller Stockholder or to the Sponsor Stockholder, such notice or other document shall be given in writing, shall be either personally delivered to the Company, to the Seller Stockholder or to the Sponsor Stockholder, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company, the Seller Stockholder and the Sponsor Stockholder agrees to receive notice under the Certificate of Incorporation and Bylaws or under the DGCL, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the Sponsor Stockholder covenants and agrees to keep a current e-mail address on file with the Company for such purpose.

7.                  Miscellaneous.

7.1              GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

7.2              Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

7.3              Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company and the Seller Stockholder; provided, however, that any such amendment, modification, supplement or waiver shall require the consent of the Sponsor Stockholder if such amendment, modification, supplement or waiver (a) would adversely affect the Sponsor Stockholder in any respect or (b) would disproportionately benefit any other Investor Stockholder or confer any benefit on any other Investor Stockholder to which the Sponsor Stockholder would not be entitled; provided, further that, any amendment, modification, supplementation or waiver of Section 2 shall require the consent of the HPS Stockholder if such amendment, modification, supplement or waiver would adversely affect the HPS Stockholder in any respect. Upon obtaining any such consent and without any further action or execution by the Sponsor Stockholder or the HPS Stockholder, (x) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the Seller Stockholder and (y) each other party to this Agreement shall be deemed a party to and bound by such amendment, modification, supplement or waiver.

7.4              Termination. Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate with respect to each of the Seller Stockholder and the Sponsor Stockholder, as applicable, upon such time it ceases to own any Company Shares. Except as otherwise provided herein, if the Seller Stockholder or the Sponsor Stockholder Disposes of all of its Company Shares, the Seller Stockholder and the Sponsor Stockholder, as applicable, shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

7.5              Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.

7.6              Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

7.7              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

7.8              Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

7.9              Submission to Jurisdiction. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Annex I shall be effective service of process for any suit or proceeding in connection with this Agreement. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 7.9 is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

7.10          Waiver. No course of dealing between or among the Company or its Subsidiaries, the Seller Stockholder and the Sponsor Stockholder (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.11          WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

7.12          Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

7.13          No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 7.15 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

7.14          Changes in Company Shares. If, and as often as, there are any changes in the Company Shares by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.

7.15          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain Investor Stockholders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Seller Stockholder’s, Apollo Funds’, the Sponsor Stockholder’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and, collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 7.15 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

7.16          Issuance of Additional Units. If additional Company Shares are issued to the Sponsor Stockholder or the Seller Stockholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Company Shares, such additional Company Shares, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

7.17          Aggregation of Company Shares. All Company Shares beneficially owned by (a) the Seller Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together and (b) the Sponsor Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together, in each case for purposes of determining the rights or obligations of the Seller Stockholder or the Sponsor Stockholder, respectively, or the application of any restrictions to the Seller Stockholder or the Sponsor Stockholder, respectively, under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Percentage Interest or beneficial ownership of Company Shares, including in connection with any right pursuant to Section 2.2. All rights held by the Seller Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Apollo Funds. All rights held by the Sponsor Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Sponsor Stockholder.

7.18          Assignment.

(a)               Notwithstanding anything to the contrary contained herein, the Seller Stockholder may assign its rights or obligations, in whole or in part, under this Agreement to its Affiliates or any of the Apollo Funds or its Affiliates. In the event that an Affiliate of the Seller Stockholder or any of the Apollo Funds becomes an owner of Company Shares, such Person shall, as a condition to acquiring such Company Shares, become party to this Agreement and Schedule A to this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Seller Stockholder hereunder to the extent of such Person’s ownership of Company Shares.

(b)               Notwithstanding anything to the contrary contained herein, the Sponsor Stockholder may assign, in connection with a transfer or otherwise permitted hereby, (x) any of its rights or obligations to any Permitted Transferee or (y) any of its rights (other than the rights set forth in Section 2) to any transferee of Company Shares to whom the Sponsor Stockholder Disposes of at least fifty percent (50%) of Company Shares that it holds as of the date of this Agreement (subject to Section 7.15). For the avoidance of doubt, except as set forth in the immediately preceding sentence, the Sponsor Stockholder shall be prohibited from assigning to any Person any right contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

SEAPORT GLOBAL SPAC, LLC

By:	/s/ Stephen C. Smith
Name: Stephen C. Smith
Title: Chief Executive Officer

[Signatures continued on following page.]

Signature Page To Stockholders Agreement

REDWOOD HOLDCO, LP

By:	/s/ Kavita Suthar
Name: Kavita Suthar
Title: Chief Financial Officer, Treasurer and Secretary

[Signatures continued on following page.]

Signature Page To Stockholders Agreement

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

Signature Page to Fourth Amended and Restated Investors’ Rights Agreement

SCHEDULE A
Investor Stockholders

SELLER STOCKHOLDER:

Redwood Holdco, LP

SPONSOR STOCKHOLDER:

Seaport Global SPAC, LLC

HPS STOCKHOLDER:

HPS Investment Partners, LLC

ANNEX I

ADDRESSES FOR NOTICE

[See attached]

Seaport Global SPAC, LLC

360 Madison Avenue, 20th Floor

New York, NY 10017

Attention: Stephen C. Smith, Managing Member

E-mail: SSmith@seaportglobal.com

Redwood Holdco, LP

One Tower Lane, Suite 800

Oakbrook Terrace, IL 60181

Attention: Fred Stein, Chief Legal Officer

E-mail: fstein@redbox.com

HPS Investment Partners, LLC

40 West 57th Street

New York, NY 10019

Attention: Vikas Keswani

E-mail: vikas.keswani@hpspartners.com